Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Contact:	Travis Lan
Senior Executive Vice President and
Chief Financial Officer
973-686-5007

VALLEY NATIONAL BANCORP ANNOUNCES FIRST QUARTER 2026 RESULTS

NEW YORK, NY – April 23, 2026 -- Valley National Bancorp (NASDAQ:VLY), the holding company for Valley National Bank, today reported net income for the first quarter 2026 of $163.9 million, or $0.28 per diluted common share, as compared to the fourth quarter 2025 net income of $195.4 million, or $0.33 per diluted common share, and net income of $106.1 million, or $0.18 per diluted common share, for the first quarter 2025. Excluding all non-core income and charges, our adjusted net income (a non-GAAP measure) was $168.9 million, or $0.29 per diluted common share, for the first quarter 2026, $180.2 million, or $0.31 per diluted common share, for the fourth quarter 2025, and $106.1 million, or $0.18 per diluted common share, for the first quarter 2025. See further details below, including a reconciliation of our non-GAAP adjusted net income, in the "Consolidated Financial Highlights" tables.
Ira Robbins, CEO, commented, "We continue to execute on our strategic priorities by growing low-cost core deposits and further diversifying our loan portfolio. These efforts have strengthened our balance sheet metrics and enhanced the sustainability of our earnings and profitability. Through targeted hiring efforts of strategically focused bankers, we are positioned to build on the momentum that we have established in recent years."
Mr. Robbins continued, "We simultaneously acknowledge that the banking landscape is evolving rapidly as artificial intelligence adoption accelerates. I believe that Valley is well-positioned to differentiate itself as a beneficiary from these changes. We invested early in AI talent, and continue to devote resources and focus to solutions that can augment the capabilities of our associates. Client relationships sit at the heart of our mission, and we firmly believe that AI can enhance the client experience and the efficiency of our delivery efforts."
Key financial highlights for the first quarter 2026:

•Net Interest Margin and Income: Our net interest margin on a tax equivalent basis of 3.17 percent for the first quarter 2026 remained unchanged from the fourth quarter 2025 and increased 21 basis points compared to the first quarter 2025. Net interest income on a tax equivalent basis of $472.8 million for the first quarter 2026 increased $6.7 million and $51.4 million compared to the fourth quarter 2025 and first quarter 2025, respectively. The increase in net interest income from the fourth quarter 2025 was mainly driven by an 18 basis point decline in our cost of total average deposits due to our disciplined deposit pricing and continued runoff of higher-cost indirect customer deposits. See additional details in the "Net Interest Income and Margin" section below.

Valley National Bancorp (NASDAQ: VLY)
First Quarter 2026 Earnings
April 23, 2026

•Deposits: Total deposit balances increased $676.5 million to $52.9 billion at March 31, 2026 as compared to $52.2 billion at December 31, 2025. During the quarter, our direct customer deposits increased $955.0 million which enabled us to reduce total indirect (brokered) customer deposits by $278.5 million at March 31, 2026. Direct customer deposit growth was driven by strength in the savings, NOW and money market deposit category primarily as a result of new commercial and online customer deposits. Non-Interest bearing deposits also increased $95.5 million reflecting inflows from both commercial and retail customers during the first quarter 2026. See the "Deposits" section below for more details.
•Loan Portfolio: Total loans increased $692.1 million, or 5.5 percent on an annualized basis, to $50.8 billion at March 31, 2026 from December 31, 2025 mostly due to increases of $466.0 million and $142.6 million in total commercial real estate (CRE) loans and commercial and industrial (C&I) loans, respectively. New owner occupied loans continued to drive a disproportionate amount of growth within the CRE loan portfolio during the first quarter 2026 while loan originations from a range of relationship-driven small to midsize clients contributed to the increase in C&I loans at March 31, 2026. Our CRE loan concentration ratio (defined as total CRE loans held for investment and held for sale, excluding owner occupied loans, as a percentage of total risk-based capital) continued to modestly decline to approximately 329 percent at March 31, 2026 from 333 percent at December 31, 2025. See the "Loans" section below for more details.
•Allowance and Provision for Credit Losses for Loans: The allowance for credit losses for loans totaled $599.8 million and $596.1 million at March 31, 2026 and December 31, 2025, respectively, representing 1.18 percent and 1.19 percent of total loans at each respective date. During the first quarter 2026, we recorded a provision for credit losses for loans of $21.2 million as compared to $20.0 million and $62.7 million for the fourth quarter 2025 and first quarter 2025, respectively. See the "Credit Quality" section below for more details.
•Credit Quality: Net loan charge-offs totaled $17.5 million for the first quarter 2026 as compared to $22.6 million and $41.9 million for the fourth quarter 2025 and first quarter 2025, respectively. Total accruing past due loans (i.e., loans past due 30 days or more and still accruing interest) decreased $13.4 million to $127.9 million, or 0.25 percent of total loans, at March 31, 2026 as compared to $141.3 million, or 0.28 percent of total loans, at December 31, 2025. Non-accrual loans totaled $432.6 million, or 0.85 percent of total loans, at March 31, 2026 as compared to $433.9 million, or 0.87 percent of total loans, at December 31, 2025. See the "Credit Quality" section below for more details.
•Non-Interest Income: Non-interest income decreased $7.5 million to $68.8 million for the first quarter 2026 as compared to the fourth quarter 2025 mainly driven by expected decreases of $5.1 million, $3.2 million and $2.2 million in capital markets, other income, and wealth management and trust fees, respectively. The decreases were mostly due to a lower volume of capital markets transactions, a decline in net gains related to the valuation of certain fintech investments and lower transaction-related tax credit advisory fees during the first quarter 2026. These decreases were partially offset by increases in both service charges on deposit accounts and net gains on sales of loans as compared to the fourth quarter 2025.

Valley National Bancorp (NASDAQ: VLY)
First Quarter 2026 Earnings
April 23, 2026

•Non-Interest Expense: Non-interest expense increased $10.5 million to $309.9 million for the first quarter 2026 as compared to the fourth quarter 2025 largely due to an increase of $11.1 million in salary and employee benefits expense. The increase in salary and employee benefits expense was mainly driven by normal seasonal increases in both salary and payroll taxes during the first quarter 2026, as well as a $5.1 million increase in severance charges during the first quarter 2026. The FDIC insurance assessment expense also increased $4.8 million during the first quarter 2026 as compared to the fourth quarter 2025. The FDIC assessment expense for the fourth quarter 2025 was net of a $5.7 million decrease in our estimated special assessment losses at December 31, 2025. These increases were partially offset by a decline of $4.4 million in other non-interest expense largely caused by elevated fourth quarter 2025 variable expenses within the category, including those related to charitable contributions, seasonal travel and events and other real estate owned expenses. Additionally, professional and legal fees also decreased $1.7 million mostly due to a moderate decline in consulting fees related to our operational transformation efforts.
•Efficiency Ratio: Our efficiency ratio was 53.10 percent for the first quarter 2026 as compared to 53.49 percent and 55.87 percent for the fourth quarter 2025 and first quarter 2025, respectively. See the "Consolidated Financial Highlights" tables below for additional information regarding our non-GAAP measures.
•Performance Ratios: Annualized return on average assets (ROA), shareholders’ equity (ROE) and tangible common shareholders' equity (ROTCE) were 1.02 percent, 8.35 percent and 11.56 percent for the first quarter 2026, respectively. Annualized ROA, ROE, and ROTCE, adjusted for non-core income and charges, were 1.05 percent, 8.60 percent and 11.92 percent for the first quarter 2026, respectively. See the "Consolidated Financial Highlights" tables below for additional information regarding our non-GAAP measures.
Net Interest Income and Margin
Net interest income on a tax equivalent basis of $472.8 million for the first quarter 2026 increased $6.7 million and $51.4 million compared to the fourth quarter 2025 and the first quarter 2025, respectively, largely resulting from a decline in the cost of average deposits and, to a lesser extent, lower average long-term borrowings and additional interest income from higher average overnight interest bearing cash balances. Interest income on a tax equivalent basis decreased $13.0 million to $804.0 million for the first quarter 2026 as compared to the fourth quarter 2025. The decrease was mostly the result of two fewer days in the first quarter 2026 and downward repricing of adjustable rate loans, partially offset by the additional interest income from interest bearing cash balances in the first quarter 2026. Total interest expense decreased $19.7 million to $331.2 million for the first quarter 2026 as compared to the fourth quarter 2025. The decrease was mainly the result of lower costs on most interest bearing deposit products and the maturity and repayment of higher-cost time deposits as well as certain long-term borrowings during the first quarter 2026. See the "Deposits" and "Other Borrowings" sections below for more details.
Net interest margin on a tax equivalent basis of 3.17 percent for the first quarter 2026 remained unchanged as compared to the fourth quarter 2025 and increased 21 basis points from 2.96 percent for the first quarter 2025. The yield on average interest earning assets decreased by 17 basis points to 5.39 percent on a linked quarter basis largely due to downward repricing of our adjustable rate loans

Valley National Bancorp (NASDAQ: VLY)
First Quarter 2026 Earnings
April 23, 2026

and the lower yield on overnight interest bearing cash balances, partially offset by the higher level of yields on new loans and investment securities during the first quarter 2026. The overall cost of average interest bearing liabilities decreased by 24 basis points to 3.06 percent for the first quarter 2026 as compared to the fourth quarter 2025 largely due to disciplined management of our deposit pricing in the current market environment. Our cost of total average deposits was 2.27 percent for the first quarter 2026 as compared to 2.45 percent and 2.65 percent for the fourth quarter 2025 and first quarter 2025, respectively.
Loans, Deposits and Other Borrowings
Loans. Total loans increased $692.1 million, or 5.5 percent on an annualized basis, to $50.8 billion at March 31, 2026 from December 31, 2025. C&I loans increased by $142.6 million, or 5.2 percent on an annualized basis, to $11.1 billion at March 31, 2026 from December 31, 2025 largely driven by new originations from a range of relationship-driven small to midsize clients as a result of our continued focus on expansion of new loan production within this category. Total CRE (including construction) loans increased $466.0 million to $29.7 billion at March 31, 2026 from December 31, 2025 mostly due to solid customer demand and loan originations within the owner occupied category. Non-owner occupied loans decreased $67.3 million from December 31, 2025 mainly due to our continued targeted runoff of transactional/non-relationship loans in the first quarter 2026. Residential mortgage and total consumer loans increased $42.9 million and $40.7 million, respectively, at March 31, 2026 from December 31, 2025 due to modest broad-based growth in these products.
Loans held for sale decreased $15.0 million to $11.2 million at March 31, 2026 from December 31, 2025 due, in part, to the sale of a non-performing CRE loan relationship totaling $9.1 million to an unrelated party during the first quarter 2026. The non-performing loan sale resulted in a net gain of $767 thousand recognized within net gains on sales of loans for the first quarter 2026.
Deposits. Actual ending balances for deposits increased $676.5 million to $52.9 billion at March 31, 2026 from December 31, 2025 mainly due to additional commercial and online customer deposit balances within the savings, NOW and money market deposit category. The non-interest bearing deposits increased $95.5 million to $12.3 billion at March 31, 2026 as compared to December 31, 2025 largely driven by deposit inflows from a blend of commercial and retail customers during the first quarter 2026. Total indirect customer deposits (consisting of brokered time and money market deposits) totaled $5.1 billion and $5.4 billion at March 31, 2026 and December 31, 2025, respectively. The decrease in indirect customer deposits from December 31, 2025 was mainly related to lower brokered money market deposit balances at March 31, 2026. Non-interest bearing deposits; savings, NOW and money market deposits; and time deposits represented approximately 23 percent, 55 percent and 22 percent of total deposits at both March 31, 2026 and December 31, 2025.
Other Borrowings. Short-term borrowings, consisting of securities sold under repurchase agreements, decreased $27.6 million to $63.9 million at March 31, 2026 from December 31, 2025. Long-term borrowings totaled $2.6 billion at March 31, 2026 and decreased $347.7 million as compared to December 31, 2025 due to the maturity and repayment of certain FHLB advances.

Valley National Bancorp (NASDAQ: VLY)
First Quarter 2026 Earnings
April 23, 2026

Credit Quality
Non-Performing Assets (NPAs). NPAs, consisting of non-accrual loans, other real estate owned (OREO) and other repossessed assets, totaled $439.6 million at March 31, 2026 and remained relatively unchanged as compared to December 31, 2025. Non-accrual loans decreased $1.3 million to $432.6 million, or 0.85 percent of total loans at March 31, 2026 as compared to $433.9 million, or 0.87 percent of total loans, at December 31, 2025. The decrease was primarily driven by a decline in non-accrual CRE loans, partially offset by higher non-accrual C&I and, to a lesser extent, residential mortgage loans. Non-accrual CRE loans decreased $10.8 million at March 31, 2026 from December 31, 2025 mainly due to the sale of the $9.1 million non-performing loan relationship that was classified as held for sale at December 31, 2025.
Accruing Past Due Loans. Total accruing past due loans (i.e., loans past due 30 days or more and still accruing interest) decreased $13.4 million to $127.9 million, or 0.25 percent of total loans, at March 31, 2026 as compared to $141.3 million, or 0.28 percent of total loans, at December 31, 2025.
Loans 30 to 59 days past due decreased $11.6 million to $108.4 million at March 31, 2026 as compared to December 31, 2025 largely due to lower delinquencies across all loan categories and a C&I loan relationship totaling $3.5 million that migrated from this past due category at December 31, 2025 to loans 90 days or more past due and still accruing at March 31, 2026. Loans 60 to 89 days past due decreased $7.9 million to $8.8 million at March 31, 2026 as compared to December 31, 2025 primarily due to lower residential mortgage and consumer loan delinquencies. Loans 90 days or more past due and still accruing interest increased $6.1 million to $10.7 million at March 31, 2026 as compared to December 31, 2025 largely due to higher residential mortgage loans delinquencies and the migration of the aforementioned C&I loan relationship from the 30 to 59 days past due delinquency category during the first quarter of 2026. All loans 90 days or more past due and still accruing interest are well-secured and in the process of collection.

Valley National Bancorp (NASDAQ: VLY)
First Quarter 2026 Earnings
April 23, 2026

Allowance for Credit Losses for Loans and Unfunded Commitments. The following table summarizes the allocation of the allowance for credit losses to loan categories and the allocation as a percentage of each loan category at March 31, 2026, December 31, 2025, and March 31, 2025:

	March 31, 2026		December 31, 2025		March 31, 2025
		Allocation		Allocation		Allocation
		as a % of		as a % of		as a % of
	Allowance	Loan	Allowance	Loan	Allowance	Loan
	Allocation	Category	Allocation	Category	Allocation	Category
	($ in thousands)
Loan Category:
Commercial and industrial loans	$186,143	1.68%	$180,865	1.65%	$184,700	1.82%
Commercial real estate loans:
Commercial real estate	269,847	0.99	271,890	1.02	266,938	1.02
Construction	54,946	2.21	55,536	2.25	54,724	1.81
Total commercial real estate loans	324,793	1.09	327,426	1.12	321,662	1.10
Residential mortgage loans	51,700	0.88	53,529	0.92	48,906	0.87
Consumer loans:
Home equity	4,120	0.59	3,878	0.56	3,401	0.56
Auto and other consumer	17,744	0.52	17,702	0.52	19,531	0.62
Total consumer loans	21,864	0.53	21,580	0.53	22,932	0.61
Allowance for loan losses	584,500	1.15	583,400	1.16	578,200	1.19
Allowance for unfunded credit commitments	15,300		12,700		15,854
Total allowance for credit losses for loans	$599,800		$596,100		$594,054
Allowance for credit losses for loans as a % of total loans		1.18%		1.19%		1.22%

Our loan portfolio, totaling $50.8 billion at March 31, 2026, had net loan charge-offs totaling $17.5 million for the first quarter 2026 as compared to $22.6 million and $41.9 million for the fourth quarter 2025 and the first quarter 2025, respectively. Gross loan charge-offs totaled $19.8 million for the first quarter 2026 and were mostly driven by the partial charge-offs of non-performing loan relationships within the CRE loan category.

The allowance for credit losses for loans, comprised of our allowance for loan losses and unfunded credit commitments, as a percentage of total loans was 1.18 percent at March 31, 2026, 1.19 percent at December 31, 2025, and 1.22 percent at March 31, 2025. For the first quarter 2026, the provision for credit losses for loans totaled $21.2 million as compared to $20.0 million and $62.7 million for the fourth quarter 2025 and first quarter 2025, respectively. The first quarter 2026 provision was mainly impacted by (i) increases in the economic forecast and non-economic qualitative components of our reserve and (ii) commercial loan growth, partially offset by (iii) lower quantitative reserves in certain loan categories at March 31, 2026.

Valley National Bancorp (NASDAQ: VLY)
First Quarter 2026 Earnings
April 23, 2026

Capital Adequacy
Valley's total risk-based capital, Tier 1 capital, common equity tier 1 capital, and Tier 1 leverage capital ratios were 13.66 percent, 11.60 percent, 10.91 percent and 9.56 percent, respectively, at March 31, 2026 as compared to 13.77 percent, 11.69 percent, 10.99 percent and 9.63 percent, respectively, at December 31, 2025. During the first quarter 2026, we repurchased 4.0 million shares of our common stock at an average price of $12.95 under our current stock repurchase plan.
Investor Conference Call
Valley’s CEO, Ira Robbins, will host a conference call with investors and the financial community at 8:30 AM (ET) today to discuss Valley's first quarter 2026 earnings and related matters. Interested parties should preregister using this link: https://register.vevent.com/register to receive the dial-in number and a personal PIN, which are required to access the conference call. The teleconference will also be webcast live: https://edge.media-server.com and archived on Valley’s website through Monday, May 25, 2026. Investor presentation materials will be made available prior to the conference call at www.valley.com.
About Valley
As the principal subsidiary of Valley National Bancorp (NASDAQ: VLY), Valley National Bank is a regional financial institution with over $64 billion in assets. Founded in 1927, Valley has more than 200 offices nationwide and serves clients across New Jersey, New York, Florida, Alabama, California, Illinois, Pennsylvania and Arizona. Valley delivers a full range of consumer, commercial, and wealth management solutions designed to support everything from homeownership and business growth to long-term financial planning. Big enough to support complex financial needs and small enough to stay deeply connected, Valley is grounded in a relationship-led approach focused on understanding people first. That same relationship-led approach guides Valley’s commitment to community investment and responsible corporate citizenship. To learn more, visit www.valley.com or call the Valley Customer Care Center at 800-522-4100.
Forward-Looking Statements
The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about our business, new and existing programs and products, acquisitions, relationships, opportunities, taxation, technology, market conditions and economic expectations. These statements may be identified by forward-looking terminology such as “intend,” “should,” “expect,” “believe,” "position", “view,” “opportunity,” “allow,” “continues,” “reflects,” “would,” “could,” “typically,” “usually,” “anticipate,” “may,” “estimate,” “outlook,” “project” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated in these forward-looking statements include, but are not limited to:

Valley National Bancorp (NASDAQ: VLY)
First Quarter 2026 Earnings
April 23, 2026

•the impact of market interest rates and monetary and fiscal policies of the U.S. federal government and its agencies in connection with prolonged inflationary pressures, which could have a material adverse effect on our clients, our business, our employees, and our ability to provide services to our customers;
•the impact of unfavorable macroeconomic conditions or downturns, including instability or volatility in financial markets resulting from the impact of tariffs/import fees and other trade policies and practices, any retaliatory actions, related market uncertainty, or other factors; U.S. government debt default or rating downgrade; unanticipated loan delinquencies; loss of collateral; decreased service revenues; increased business disruptions or failures; reductions in employment; and other potential negative effects on our business, employees or clients caused by factors outside of our control, such as new legislation and policy changes under the current U.S. presidential administration, any shutdown of the U.S federal government, geopolitical instabilities or events, including ongoing conflicts in the Middle East, natural and other disasters, including severe weather events and other climate-related risks, health emergencies, acts of terrorism, or other external events;
•the impact of any potential instability within the U.S. financial sector or future bank failures, including the possibility of a run on deposits by a coordinated deposit base, and the impact of any actual or perceived concerns regarding the soundness, or creditworthiness, of other financial institutions, including any resulting disruption within the financial markets, increased expenses, including FDIC insurance assessments, or adverse impact on our stock price, deposits or our ability to borrow or raise capital;
•the impact of negative public opinion regarding Valley or banks in general that damages our reputation and adversely impacts business and revenues;
•changes in the statutes, regulations, policies, enforcement priorities, or composition of the federal bank regulatory agencies;
•the loss of or decrease in lower-cost funding sources within our deposit base;
•investigations, damage verdicts, settlements or restrictions related to existing or potential class action litigation or individual litigation arising from claims of violations of laws or regulations, contractual claims, breach of fiduciary responsibility, negligence, fraud, environmental laws, patent, trademark or other intellectual property infringement, misappropriation or other violation, employment-related claims, and other matters;
•a prolonged downturn and contraction in the economy, as well as any decline in commercial real estate values collateralizing a significant portion of our loan portfolio;
•higher or lower than expected income tax expense or tax rates, including increases or decreases resulting from changes in uncertain tax position liabilities, tax laws, regulations, and case law;
•the inability to grow customer deposits to keep pace with the level of loan growth;
•a material change in our allowance for credit losses due to forecasted economic conditions and/or unexpected credit deterioration in our loan and investment portfolios;
•the need to supplement debt or equity capital to maintain or exceed internal capital thresholds;
•changes in our business, strategy, market conditions or other factors that may negatively impact the estimated fair value of our goodwill and other intangible assets and result in future impairment charges;

Valley National Bancorp (NASDAQ: VLY)
First Quarter 2026 Earnings
April 23, 2026

•greater than expected technology-related costs due to, among other factors, prolonged or failed implementations, additional project staffing and obsolescence caused by continuous and rapid market innovations;
•increased competitive challenges and competitive pressure on pricing of our products and services;
•our ability to stay current with rapid technological changes and evolving legal and regulatory requirements in the financial services industry, including developments relating to the use of artificial intelligence, blockchain, and related regulatory developments, as well as our ability to effectively assess and monitor the effects of, and risks associated with, the implementation and use of such technology;
•cyberattacks, ransomware attacks, computer viruses, malware or other cybersecurity incidents that may breach the security of our or our third-party service providers’ websites or other systems or networks to obtain unauthorized access to personal, confidential, proprietary or sensitive information, destroy data, disable or degrade service, or sabotage our systems or networks, and the increasing sophistication of such attacks and use of targeted tactics against the financial services industry;
•any disruption of our systems and network, or those of our third-party service providers, resulting from events that are wholly or partially beyond our control, including, for example, electrical, telecommunications, or other major service outages, or actions by employees, which may give rise to financial loss or liability;
•results of examinations by the Office of the Comptroller of the Currency (OCC), the Federal Reserve Bank, the Consumer Financial Protection Bureau and other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our allowance for credit losses, write-down assets, reimburse customers, change the way we do business, or limit or eliminate certain other banking activities;
•application of heightened regulatory standards for certain large insured national banks, and the expenses we will incur to develop policies, programs, and systems that comply with the enhanced standards applicable to us;
•our inability or determination not to pay dividends at current levels, or at all, because of inadequate earnings, regulatory restrictions or limitations, changes in our capital requirements, or a decision to increase capital by retaining more earnings;
•unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on our business caused by severe weather and other climate-related risks, pandemics or other public health crises, acts of terrorism or other external events;
•our ability to successfully execute our business plan and strategic initiatives; and
•unexpected significant declines in the loan portfolio due to the lack of economic expansion, increased competition, large prepayments, risk mitigation strategies, changes in regulatory lending guidance or other factors.
A detailed discussion of factors that could affect our results is included in our SEC filings, including Item 1A. "Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2025.

Valley National Bancorp (NASDAQ: VLY)
First Quarter 2026 Earnings
April 23, 2026

We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations, except as required by law. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

# # #
-Tables to Follow-

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

SELECTED FINANCIAL DATA

	Three Months Ended
	March 31,	December 31,	March 31,
($ in thousands, except for share data and stock price)	2026	2025	2025
FINANCIAL DATA:
Net interest income - FTE (1)	$472,801	$466,143	$421,378
Net interest income	$471,525	$464,907	$420,105
Non-interest income	68,836	76,341	58,294
Total revenue	540,361	541,248	478,399
Non-interest expense	309,926	299,401	276,618
Pre-provision net revenue	230,435	241,847	201,781
Provision for credit losses	21,256	20,143	62,661
Income tax expense	45,266	26,301	33,062
Net income	163,913	195,403	106,058
Dividends on preferred stock	7,217	7,434	6,955
Net income available to common shareholders	$156,696	$187,969	$99,103
Weighted average number of common shares outstanding:
Basic	555,777,748	558,104,197	559,613,272
Diluted	559,254,972	562,214,037	563,305,525
Per common share data:
Basic earnings	$0.28	$0.34	$0.18
Diluted earnings	0.28	0.33	0.18
Cash dividends declared	0.11	0.11	0.11
Closing stock price - high	13.71	12.08	10.42
Closing stock price - low	11.66	9.72	8.56
FINANCIAL RATIOS:
Net interest margin	3.16%	3.17%	2.95%
Net interest margin - FTE (1)	3.17	3.17	2.96
Annualized return on average assets	1.02	1.24	0.69
Annualized return on average shareholders' equity	8.35	10.12	5.69
NON-GAAP FINANCIAL DATA AND RATIOS: (2)
Basic earnings per share, as adjusted	$0.29	$0.31	$0.18
Diluted earnings per share, as adjusted	0.29	0.31	0.18
Annualized return on average assets, as adjusted	1.05%	1.14%	0.69%
Annualized return on average shareholders' equity, as adjusted	8.60	9.33	5.69
Annualized return on average tangible common shareholders' equity	11.56	14.17	8.11
Annualized return on average tangible common shareholders' equity, as adjusted	11.92	13.06	8.11
Efficiency ratio	53.10	53.49	55.87

AVERAGE BALANCE SHEET ITEMS:
Assets	$64,190,084	$63,255,554	$61,502,768
Interest earning assets	59,718,887	58,755,395	56,891,691
Loans	50,265,383	49,614,838	48,654,921
Interest bearing liabilities	43,352,140	42,503,586	41,230,709
Deposits	52,373,174	51,361,780	49,139,303
Shareholders' equity	7,855,550	7,722,962	7,458,177

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As of
BALANCE SHEET ITEMS:	March 31,	December 31,	September 30,	June 30,	March 31,
(In thousands)	2026	2025	2025	2025	2025
Assets	$64,466,585	$64,132,725	$63,018,614	$62,705,358	$61,865,655
Total loans	50,828,820	50,136,728	49,272,823	49,391,420	48,657,128
Deposits	52,859,621	52,183,093	51,175,758	50,725,284	49,965,844
Shareholders' equity	7,828,443	7,807,698	7,695,374	7,575,421	7,499,897

LOANS:
(In thousands)
Commercial and industrial	$11,104,079	$10,961,519	$10,757,857	$10,870,036	$10,150,205
Commercial real estate:
Non-owner occupied	11,503,874	11,571,127	11,674,103	11,747,491	11,945,222
Multifamily	8,588,462	8,571,713	8,394,694	8,434,173	8,420,385
Owner occupied	7,132,254	6,629,909	6,097,319	5,789,397	5,722,014
Construction	2,485,387	2,471,233	2,517,258	2,854,859	3,026,935
Total commercial real estate	29,709,977	29,243,982	28,683,374	28,825,920	29,114,556
Residential mortgage	5,869,070	5,826,192	5,795,395	5,709,971	5,636,407
Consumer:
Home equity	701,136	687,680	655,872	634,553	602,161
Automobile	2,198,102	2,184,600	2,191,976	2,178,841	2,041,227
Other consumer	1,246,456	1,232,755	1,188,349	1,172,099	1,112,572
Total consumer loans	4,145,694	4,105,035	4,036,197	3,985,493	3,755,960
Total loans	$50,828,820	$50,136,728	$49,272,823	$49,391,420	$48,657,128

CAPITAL RATIOS:
Book value per common share	$13.48	$13.39	$13.09	$12.89	$12.76
Tangible book value per common share (2)	9.94	9.85	9.57	9.35	9.21
Tangible common equity to tangible assets (2)	8.82%	8.82%	8.79%	8.63%	8.61%
Tier 1 leverage capital	9.56	9.63	9.52	9.49	9.41
Common equity tier 1 capital	10.91	10.99	11.00	10.85	10.80
Tier 1 risk-based capital	11.60	11.69	11.72	11.57	11.53
Total risk-based capital	13.66	13.77	13.83	13.67	13.91

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	Three Months Ended
ALLOWANCE FOR CREDIT LOSSES:	March 31,	December 31,	March 31,
($ in thousands)	2026	2025	2025
Allowance for credit losses for loans
Beginning balance - Allowance for credit losses for loans	$596,100	$598,604	$573,328
Loans charged-off:
Commercial and industrial	(2,782)	(5,958)	(28,456)
Commercial real estate	(13,756)	(16,034)	(12,260)
Construction	—	—	(1,163)
Total consumer	(3,263)	(3,060)	(2,140)
Total loans charged-off	(19,801)	(25,052)	(44,019)
Charged-off loans recovered:
Commercial and industrial	1,398	636	810
Commercial real estate	347	1,096	249
Construction	—	193	—
Residential mortgage	83	180	168
Total consumer	429	397	843
Total loans recovered	2,257	2,502	2,070
Total net charge-offs	(17,544)	(22,550)	(41,949)
Provision for credit losses for loans	21,244	20,046	62,675
Ending balance	$599,800	$596,100	$594,054
Components of allowance for credit losses for loans:
Allowance for loan losses	$584,500	$583,400	$578,200
Allowance for unfunded credit commitments	15,300	12,700	15,854
Allowance for credit losses for loans	$599,800	$596,100	$594,054
Components of provision for credit losses for loans:
Provision for credit losses for loans	$18,644	$20,950	$61,299
Provision (credit) for unfunded credit commitments	2,600	(904)	1,376
Total provision for credit losses for loans	$21,244	$20,046	$62,675
Annualized ratio of total net charge-offs to total average loans	0.14%	0.18%	0.34%
Allowance for credit losses for loans as a % of total loans	1.18%	1.19%	1.22%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As of
ASSET QUALITY:	March 31,	December 31,	September 30,	June 30,	March 31,
($ in thousands)	2026	2025	2025	2025	2025
Accruing past due loans:
30 to 59 days past due:
Commercial and industrial	$5,285	$11,177	$912	$10,451	$3,609
Commercial real estate	69,494	72,810	26,371	42,884	170
Construction	—	—	—	35,000	—
Residential mortgage	20,534	21,615	23,556	21,744	16,747
Total consumer	13,112	14,420	12,728	12,878	12,887
Total 30 to 59 days past due	108,425	120,022	63,567	122,957	33,413
60 to 89 days past due:
Commercial and industrial	1,015	1,274	1,061	1,095	420
Commercial real estate	—	—	6,033	60,601	—
Residential mortgage	4,285	10,181	5,040	7,627	7,700
Total consumer	3,506	5,269	4,023	4,001	2,408
Total 60 to 89 days past due	8,806	16,724	16,157	73,324	10,528
90 or more days past due:
Commercial and industrial	3,499	—	—	—	—
Commercial real estate	—	212	—	—	—
Residential mortgage	5,894	3,300	3,911	2,062	6,892
Total consumer	1,309	1,070	1,125	859	864
Total 90 or more days past due	10,702	4,582	5,036	2,921	7,756
Total accruing past due loans	$127,933	$141,328	$84,760	$199,202	$51,697
Non-accrual loans:
Commercial and industrial	$145,804	$138,321	$92,214	$90,973	$110,146
Commercial real estate	225,417	236,221	235,754	193,604	172,011
Construction	9,148	9,140	48,248	24,068	24,275
Residential mortgage	45,988	44,424	38,949	41,099	35,393
Total consumer	6,289	5,832	6,324	4,615	4,626
Total non-accrual loans	432,646	433,938	421,489	354,359	346,451
Other real estate owned (OREO)	5,161	4,531	4,783	4,783	7,714
Other repossessed assets	1,758	1,286	1,065	1,642	2,054
Total non-performing assets	$439,565	$439,755	$427,337	$360,784	$356,219
Total non-accrual loans as a % of loans	0.85%	0.87%	0.86%	0.72%	0.71%
Total accruing past due and non-accrual loans as a % of loans	1.10%	1.15%	1.03%	1.12%	0.82%
Allowance for losses on loans as a % of non-accrual loans	135.10%	134.44%	138.79%	163.53%	166.89%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS
NOTES TO SELECTED FINANCIAL DATA

(1)	Net interest income and net interest margin are presented on a tax equivalent basis using a 21 percent federal tax rate. Valley believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules.
(2)
Non-GAAP Reconciliations. This press release contains certain supplemental financial information, described in the Notes below, which has been determined by methods other than U.S. Generally Accepted Accounting Principles ("GAAP") that management uses in its analysis of Valley's performance. The Company believes that the non-GAAP financial measures provide useful supplemental information to both management and investors in understanding Valley’s underlying operational performance, business and performance trends, and may facilitate comparisons of our current and prior performance with the performance of others in the financial services industry. Management utilizes these measures for internal planning, forecasting and analysis purposes. Management believes that Valley’s presentation and discussion of this supplemental information, together with the accompanying reconciliations to the GAAP financial measures, also allows investors to view performance in a manner similar to management. These non-GAAP financial measures should not be considered in isolation or as a substitute for or superior to financial measures calculated in accordance with U.S. GAAP. These non-GAAP financial measures may also be calculated differently from similar measures disclosed by other companies.

Non-GAAP Reconciliations to GAAP Financial Measures

	Three Months Ended
	March 31,	December 31,	March 31,
($ in thousands, except for share data)	2026	2025	2025
Adjusted net income available to common shareholders (non-GAAP):
Net income, as reported (GAAP)	$163,913	$195,403	$106,058
Add: Restructuring charge (a)	5,689	630	—
Add: Litigation reserve (b)	1,262	(239)	—
Add: Losses on available for sale and held to maturity debt securities, net (c)	10	—	11
Less: FDIC special assessment (d)	—	(5,672)	—
Less: Income tax benefit (e)	—	(11,417)	—
Total non-GAAP adjustments to net income	6,961	(16,698)	11
Income tax adjustments related to non-GAAP adjustments (f)	(1,984)	1,505	(3)
Net income, as adjusted (non-GAAP)	$168,890	$180,210	$106,066
Dividends on preferred stock	7,217	7,434	6,955
Net income available to common shareholders, as adjusted (non-GAAP)	$161,673	$172,776	$99,111
__________
(a) Represents severance expense related to workforce reductions within salary and employee benefits expense.
(b) Represents the change in legal reserves and settlement charges included in professional and legal fees.
(c) Included in gains on securities transactions, net.
(d) Represents the change in estimated special assessment losses included in the FDIC insurance assessment expense.
(e) Represents tax benefits from discrete tax events included in income tax expense.
(f) Calculated using the appropriate blended statutory tax rate for the applicable period.

Adjusted per common share data (non-GAAP):
Net income available to common shareholders, as adjusted (non-GAAP)	$161,673	$172,776	$99,111
Weighted average number of shares outstanding	555,777,748	558,104,197	559,613,272
Basic earnings, as adjusted (non-GAAP)	$0.29	$0.31	$0.18
Weighted average number of diluted shares outstanding	559,254,972	562,214,037	563,305,525
Diluted earnings, as adjusted (non-GAAP)	$0.29	$0.31	$0.18
Adjusted annualized return on average tangible common shareholder's equity (non-GAAP):
Net income available to common shareholders, as adjusted (non-GAAP)	$161,673	$172,776	$99,111
Add: Amortization of other intangible assets (net of tax), other than loan servicing rights	4,746	5,027	5,619
Net income available to common shareholders excluding intangible amortization, as adjusted (non-GAAP)	166,419	177,803	104,730
Average shareholders' equity	7,855,550	7,722,962	7,458,177
Less: Average preferred shareholders equity	354,345	354,345	354,345
Less: Average goodwill (net of deferred tax liability)	1,858,851	1,858,851	1,859,614
Less: Average intangible assets (net of deferred tax liability), other than loan servicing rights	57,080	63,235	76,167
Average tangible common shareholders' equity	$5,585,274	$5,446,531	$5,168,051
Annualized return on average tangible common shareholders' equity, as adjusted (non-GAAP)	11.92%	13.06%	8.11%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

Non-GAAP Reconciliations to GAAP Financial Measures (Continued)

	Three Months Ended
	March 31,	December 31,	March 31,
($ in thousands, except for share data)	2026	2025	2025
Adjusted annualized return on average assets (non-GAAP):
Net income, as adjusted (non-GAAP)	$168,890	$180,210	$106,066
Average assets	$64,190,084	$63,255,554	$61,502,768
Annualized return on average assets, as adjusted (non-GAAP)	1.05%	1.14%	0.69%
Adjusted annualized return on average shareholders' equity (non-GAAP):
Net income, as adjusted (non-GAAP)	$168,890	$180,210	$106,066
Average shareholders' equity	$7,855,550	$7,722,962	$7,458,177
Annualized return on average shareholders' equity, as adjusted (non-GAAP)	8.60%	9.33%	5.69%
Annualized return on average tangible common shareholders' equity (non-GAAP):
Net income available to common shareholders	$156,696	$187,969	$99,103
Add: Amortization of other intangible assets (net of tax), other than loan servicing rights	4,746	5,027	5,619
Net income available to common shareholders excluding intangible amortization (non-GAAP)	161,442	192,996	104,722
Average tangible common shareholders' equity (non- GAAP)	$5,585,274	$5,446,531	$5,168,051
Annualized return on average tangible common shareholders' equity (non-GAAP)	11.56%	14.17%	8.11%

Efficiency ratio (non-GAAP):
Non-interest expense, as reported (GAAP)	$309,926	$299,401	$276,618
Less: Restructuring charge (pre-tax)	5,689	630	—
Less: Amortization of tax credit investments (pre-tax)	16,014	15,191	9,320
Less: Litigation reserve (pre-tax)	1,262	(239)	—
Add: FDIC special assessment (pre-tax)	—	(5,672)	—
Non-interest expense, as adjusted (non-GAAP)	$286,961	$289,491	$267,298
Net interest income, as reported (GAAP)	471,525	464,907	420,105
Non-interest income, as reported (GAAP)	68,836	76,341	58,294
Add: Losses on available for sale and held to maturity securities transactions, net (pre-tax)	10	—	11
Gross operating income, as adjusted (non-GAAP)	$540,371	$541,248	$478,410
Efficiency ratio (non-GAAP)	53.10%	53.49%	55.87%

	As of
	March 31,	December 31,	September 30,	June 30,	March 31,
($ in thousands, except for share data)	2026	2025	2025	2025	2025
Tangible book value per common share (non-GAAP):
Common shares outstanding	554,316,876	556,618,021	560,784,352	560,281,821	560,028,101
Shareholders' equity (GAAP)	$7,828,443	$7,807,698	$7,695,374	$7,575,421	$7,499,897
Less: Preferred stock	354,345	354,345	354,345	354,345	354,345
Less: Goodwill and other intangible assets	1,963,706	1,969,811	1,976,594	1,983,515	1,990,276
Tangible common shareholders' equity (non-GAAP)	$5,510,392	$5,483,542	$5,364,435	$5,237,561	$5,155,276
Tangible book value per common share (non-GAAP)	$9.94	$9.85	$9.57	$9.35	$9.21
Tangible common equity to tangible assets (non-GAAP):
Tangible common shareholders' equity (non-GAAP)	$5,510,392	$5,483,542	$5,364,435	$5,237,561	$5,155,276
Total assets (GAAP)	64,466,585	64,132,725	63,018,614	62,705,358	61,865,655
Less: Goodwill and other intangible assets	1,963,706	1,969,811	1,976,594	1,983,515	1,990,276
Tangible assets (non-GAAP)	$62,502,879	$62,162,914	$61,042,020	$60,721,843	$59,875,379
Tangible common equity to tangible assets (non-GAAP)	8.82%	8.82%	8.79%	8.63%	8.61%

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(in thousands, except for share data)

	March 31,	December 31,
	2026	2025
	(Unaudited)
Assets
Cash and due from banks	$362,073	$315,166
Interest bearing deposits with banks	797,357	1,268,399
Investment securities:
Equity securities	83,866	82,774
Available for sale debt securities	4,157,034	4,202,218
Held to maturity debt securities (net of allowance for credit losses of $746 at March 31, 2026 and $734 at December 31, 2025)	3,619,808	3,495,837
Total investment securities	7,860,708	7,780,829
Loans held for sale (includes fair value of $2,477 at March 31, 2026 and $8,212 at December 31, 2025 for loans originated for sale)	11,227	26,236
Loans	50,828,820	50,136,728
Less: Allowance for loan losses	(584,500)	(583,400)
Net loans	50,244,320	49,553,328
Premises and equipment, net	321,739	330,757
Lease right of use assets	306,271	313,891
Bank owned life insurance	740,411	738,090
Accrued interest receivable	244,275	243,897
Goodwill	1,868,936	1,868,936
Other intangible assets, net	94,770	100,875
Other assets	1,614,498	1,592,321
Total Assets	$64,466,585	$64,132,725
Liabilities
Deposits:
Non-interest bearing	$12,250,974	$12,155,500
Interest bearing:
Savings, NOW and money market	29,172,499	28,603,470
Time	11,436,148	11,424,123
Total deposits	52,859,621	52,183,093
Short-term borrowings	63,877	91,475
Long-term borrowings	2,560,887	2,908,579
Junior subordinated debentures issued to capital trusts	57,890	57,803
Lease liabilities	363,990	372,448
Accrued expenses and other liabilities	731,877	711,629
Total Liabilities	56,638,142	56,325,027
Shareholders’ Equity
Preferred stock, no par value; 50,000,000 authorized shares:
Series A (4,600,000 shares issued at March 31, 2026 and December 31, 2025)	111,590	111,590
Series B (4,000,000 shares issued at March 31, 2026 and December 31, 2025)	98,101	98,101
Series C (6,000,000 shares issued at March 31, 2026 and December 31, 2025)	144,654	144,654
Common stock (no par value, authorized 650,000,000 shares; issued 560,878,750 shares at March 31, 2026 and December 31, 2025)	196,730	196,730
Surplus	5,451,735	5,464,845
Retained earnings	2,003,048	1,912,933
Accumulated other comprehensive loss	(97,603)	(74,379)
Treasury stock, at cost (6,561,874 common shares at March 31, 2026 and 4,260,729 common shares at December 31, 2025)	(79,812)	(46,776)
Total Shareholders’ Equity	7,828,443	7,807,698
Total Liabilities and Shareholders’ Equity	$64,466,585	$64,132,725

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in thousands, except for share data)

	Three Months Ended
	March 31,	December 31,	March 31,
	2026	2025	2025
Interest Income
Interest and fees on loans	$708,640	$724,208	$703,609
Interest and dividends on investment securities:
Taxable	73,808	73,111	63,898
Tax-exempt	4,718	4,564	4,702
Dividends	4,800	5,322	5,664
Interest on federal funds sold and other short-term investments	10,758	8,592	6,879
Total interest income	802,724	815,797	784,752
Interest Expense
Interest on deposits:
Savings, NOW and money market	190,785	197,892	200,221
Time	106,678	116,657	125,069
Interest on short-term borrowings	236	502	2,946
Interest on long-term borrowings and junior subordinated debentures	33,500	35,839	36,411
Total interest expense	331,199	350,890	364,647
Net Interest Income	471,525	464,907	420,105
Provision (credit) for credit losses for available for sale and held to maturity securities	12	97	(14)
Provision for credit losses for loans	21,244	20,046	62,675
Net Interest Income After Provision for Credit Losses	450,269	444,764	357,444
Non-Interest Income
Wealth management and trust fees	16,006	18,215	15,031
Insurance commissions	2,867	3,628	3,402
Capital markets	10,381	15,498	6,940
Service charges on deposit accounts	18,204	17,032	12,726
Gains on securities transactions, net	21	1	46
Fees from loan servicing	3,218	3,061	3,215
Gains on sales of loans, net	3,090	1,944	2,197
Bank owned life insurance	5,835	4,595	4,777
Other	9,214	12,367	9,960
Total non-interest income	68,836	76,341	58,294
Non-Interest Expense
Salary and employee benefits expense	155,715	144,660	142,618
Net occupancy expense	27,182	26,058	25,888
Technology, furniture and equipment expense	31,878	32,605	29,896
FDIC insurance assessment	10,476	5,643	12,867
Amortization of other intangible assets	6,919	7,438	8,019
Professional and legal fees	25,142	26,846	15,670
Amortization of tax credit investments	16,014	15,191	9,320
Other	36,600	40,960	32,340
Total non-interest expense	309,926	299,401	276,618
Income Before Income Taxes	209,179	221,704	139,120
Income tax expense	45,266	26,301	33,062
Net Income	163,913	195,403	106,058
Dividends on preferred stock	7,217	7,434	6,955
Net Income Available to Common Shareholders	$156,696	$187,969	$99,103

VALLEY NATIONAL BANCORP
Quarterly Analysis of Average Assets, Liabilities and Shareholders' Equity and
Net Interest Income on a Tax Equivalent Basis

	Three Months Ended
	March 31, 2026			December 31, 2025			March 31, 2025
	Average		Avg.	Average		Avg.	Average		Avg.
($ in thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest earning assets:
Loans (1)(2)	$50,265,383	$708,662	5.64%	$49,614,838	$724,231	5.84%	$48,654,921	$703,632	5.78%
Taxable investments (3)	7,732,330	78,608	4.07	7,737,669	78,433	4.05	7,100,958	69,562	3.92
Tax-exempt investments (1)(3)	542,177	5,972	4.41	533,578	5,777	4.33	552,291	5,952	4.31
Interest bearing deposits with banks	1,178,997	10,758	3.65	869,310	8,592	3.95	583,521	6,879	4.72
Total interest earning assets	59,718,887	804,000	5.39	58,755,395	817,033	5.56	56,891,691	786,025	5.53
Other assets	4,471,197			4,500,159			4,611,077
Total assets	$64,190,084			$63,255,554			$61,502,768
Liabilities and shareholders' equity
Interest bearing liabilities:
Savings, NOW and money market deposits	$29,203,978	$190,785	2.61%	$27,891,256	$197,892	2.84%	$26,345,983	$200,221	3.04%
Time deposits	11,226,874	106,678	3.80	11,553,390	116,657	4.04	11,570,758	125,069	4.32
Short-term borrowings	71,809	236	1.31	94,353	502	2.13	307,637	2,946	3.83
Long-term borrowings (4)	2,849,479	33,500	4.70	2,964,587	35,839	4.84	3,006,331	36,411	4.84
Total interest bearing liabilities	43,352,140	331,199	3.06	42,503,586	350,890	3.30	41,230,709	364,647	3.54
Non-interest bearing deposits	11,942,322			11,917,134			11,222,562
Other liabilities	1,040,072			1,111,872			1,591,320
Shareholders' equity	7,855,550			7,722,962			7,458,177
Total liabilities and shareholders' equity	$64,190,084			$63,255,554			$61,502,768

Net interest income/interest rate spread (5)		$472,801	2.33%		$466,143	2.26%		$421,378	1.99%
Tax equivalent adjustment		(1,276)			(1,236)			(1,273)
Net interest income, as reported		$471,525			$464,907			$420,105
Net interest margin (6)			3.16%			3.17%			2.95%
Tax equivalent effect			0.01			0.00			0.01
Net interest margin on a fully tax equivalent basis (6)			3.17%			3.17%			2.96%

(1)    Interest income is presented on a tax equivalent basis using a 21 percent federal tax rate.
(2)    Loans are stated net of unearned income and include non-accrual loans.
(3)    The yield for securities that are classified as available for sale is based on the average historical amortized cost.
(4)    Includes junior subordinated debentures issued to capital trusts which are presented separately on the consolidated statements of financial condition.
(5)    Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.
(6)    Net interest income as a percentage of total average interest earning assets.

INVESTOR RELATIONS
Requests for copies of reports and/or other inquiries should be directed to Andrew Jianette, Investor Relations, Valley National Bancorp, 70 Speedwell Avenue, Morristown, New Jersey, 07960 by e-mail at investorrelations@valley.com.